UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

CHECK THE APPROPRIATE BOX:

☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

FedEx Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	1)	Title of each class of securities to which transaction applies:
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	3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	4)	Proposed maximum aggregate value of transaction:
	5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing:

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SUPPLEMENT TO PROXY STATEMENT

FOR THE

FEDEX CORPORATION 2022 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON SEPTEMBER 19, 2022

September 16, 2022

This Supplement provides updated information with respect to the 2022 Annual Meeting of Stockholders (the “Annual Meeting”) of FedEx Corporation (the “Company”) to be held on Monday, September 19, 2022, at 8:00 a.m. Central Time. This Supplement should be read in conjunction with the Company’s definitive proxy statement for the Annual Meeting (“Proxy Statement”), which was filed with the Securities and Exchange Commission on August 8, 2022.

Withdrawal of Stockholder Proposal

The proponents of Proposal 9 – Stockholder Proposal Regarding Report on Climate Lobbying (“Proposal 9”) have withdrawn the proposal. Therefore, Proposal 9 will not be presented at or voted upon at the Annual Meeting, nor will any votes cast in regard to Proposal 9 be tabulated or reported.

Voting Matters

If you have already returned your proxy card or provided voting instructions, you do not need to take any action with respect to your vote on Proposal 9. Properly executed proxy cards and voting instructions provided by stockholders will remain valid and will be voted at the Annual Meeting as instructed on the proxy card or voting instruction form and as described in the Proxy Statement with respect to all other items set forth in the Proxy Statement and any other matter that is properly brought before the Annual Meeting, unless revoked. Because Proposal 9 has been withdrawn and will not be presented at the Annual Meeting, shares represented by proxy cards and voting instruction forms returned before the Annual Meeting will not be voted with respect to Proposal 9, and any votes received on Proposal 9 will not be tabulated. Stockholders who have not yet returned their proxy card or submitted their voting instructions should complete the proxy card or provide voting instructions, disregarding Proposal 9. Information regarding how to vote your shares, or revoke your proxy or voting instructions, is available in the Proxy Statement.